Exhibit 99.1

Company Contacts:

Scott Settersten

Chief Financial Officer

(630) 410-4807

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

Media Contact:

DKC

Juliet Horn

(917) 701-7136

ULTA BEAUTY ANNOUNCES ADDITION TO BOARD OF DIRECTORS

Vanessa Wittman Appointed Independent Director

Bolingbrook, Ill. – June 6, 2014 – Ulta Beauty [NASDAQ:ULTA] today announced that Vanessa Wittman, Senior Vice President and Chief Financial Officer of Motorola Mobility, a subsidiary of Google, Inc., has been appointed to its Board of Directors and as a member of its Audit Committee, effective June 5, following her election at the Company’s annual shareholder meeting.

Ms. Wittman joins the Ulta Beauty Board with more than 25 years of experience in finance and technology. At Motorola Mobility, she leads the teams overseeing all financial activities as well as the teams in charge of strategy, real estate, workplace services and information technology. Prior to joining Motorola Mobility in 2012, Ms. Wittman served for four years as Executive Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc., a professional services company. She previously held Chief Financial Officer roles at cable television company Adelphia Communications, telecommunications services provider 360networks, and software developer and consulting group Metricom, Inc.

Ms. Wittman has been a director of Sirius XM Holdings Inc. since April 2011, and currently serves as a member of its audit committee. She previously served as a director of Infospace, an internet search company.

Mary Dillon, Ulta Beauty’s Chief Executive Officer, said, “We are delighted to welcome Vanessa to Ulta Beauty’s Board of Directors. Her experience as a Chief Financial Officer and as a Board member for several public companies will bring valuable insights to our company on a broad range of topics, including finance, strategy, technology and corporate governance.”

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of May 3, 2014, Ulta operates 696 retail stores across 46 states and also distributes its products through the Company’s website: www.ulta.com.